Exhibit 10.1

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN

FS CREDIT OPPORTUNITIES CORP.

AND

FS GLOBAL ADVISOR, LLC

This Investment Advisory Agreement (the “Agreement”) is made this 14th day of November, 2022 by and between FS CREDIT OPPORTUNITIES CORP., a Maryland corporation (the “Fund”), and FS GLOBAL ADVISOR, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund and the Adviser are parties to that certain Investment Advisory Agreement, dated as of April 18, 2019 (the “Prior Agreement”), pursuant to which the Adviser was retained to furnish investment advisory services to the Fund on the terms and conditions contained therein; and

WHEREAS, the Fund and the Adviser desire to amend and restate the Prior Agreement in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Duties of the Adviser.

(a) Retention of Adviser. The Fund hereby employs the Adviser to act as the investment adviser to the Fund and to manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the board of directors of the Fund (the “Board”), for the period and upon the terms herein set forth:

(i)

in accordance with the investment objectives, policies and restrictions that are set forth in the Fund’s then effective Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”), as amended from time to time (the “Registration Statement”), and/or the Fund’s shareholder reports filed with the SEC from time to time or otherwise made available to the Fund’s shareholders; and

(ii)

during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Fund’s articles of incorporation (the “Articles”) and bylaws (the “Bylaws”), in each case as may be amended from time to time.

(b)Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	determine the composition and allocation of the portfolio of the Fund, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	identify, evaluate and negotiate the structure of the investments made by the Fund;

(iii)	execute, monitor and service the Fund’s investments;

(iv)	determine the securities and other assets that the Fund shall purchase, retain, or sell;

(v)	perform due diligence on prospective portfolio companies; and

(vi)	provide the Fund with such other investment advisory, research and related services as the Fund may, from time to time, reasonably request or require for the investment of its funds.

(c) Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Fund hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Fund to effectuate its investment decisions for the Fund, including the execution and delivery of all documents relating to the Fund’s investments and the placing of orders for other purchase or sale transactions on behalf of the Fund. In the event that the Fund determines to acquire debt or other financing, the Adviser shall arrange for such financing on the Fund’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Fund through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(d) Acceptance of Employment. The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(e) Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Fund’s investment objectives, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Fund, subject to the oversight of the Adviser and the Fund.

(i)	The Adviser and not the Fund shall be responsible for any compensation payable to any Sub-Adviser.

(ii)

Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to Board and the Fund’s shareholder approval thereunder, and other applicable federal and state law.

(iii)

Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(f) Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(g) Record Retention. Subject to review by, and the overall control of, the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Fund and shall specifically maintain all books and records with respect to the Fund’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Fund are the property of the Fund and shall surrender promptly to the Fund any such records upon the Fund’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records.

2. The Fund’s Responsibilities and Expenses Payable by the Fund.

(a) Adviser Personnel. All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Fund.

(b) Costs. The Fund shall bear all other costs and expenses of its operations and transactions, as provided in the administration agreement between the Fund and the Adviser (the “Administration Agreement”).

3. Compensation of the Adviser.

The Fund agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee.

(a) Base Management Fee. The Base Management Fee shall be calculated at an annual rate of 1.35% of the Fund’s average daily gross assets. The Base Management Fee shall be payable quarterly in arrears, and shall be calculated based on the average daily value of the Fund’s gross assets during the most recently completed calendar quarter. All or any part of the Base Management Fee not taken as to any quarter shall be deferred without interest and may be taken in any such other quarter as the Adviser shall determine. The Base Management Fee for any partial quarter shall be appropriately pro rated.

(b) Incentive Fee. The Incentive Fee shall be calculated and payable quarterly in arrears based on the Fund’s “Pre-Incentive Fee Net Investment Income” for the immediately preceding quarter. The payment of the Incentive Fee shall be subject to payment of a preferred return to investors each quarter, expressed as a quarterly rate of return on the value of the Fund’s net assets at the end of the most recently completed calendar quarter, of 1.50% (6.00% annualized), subject to a “catch up” feature (as described below).

For purposes of this fee, “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that the Fund receives from portfolio companies) accrued during the calendar quarter, minus the Fund’s operating expenses for the quarter (including the Base Management Fee, expenses reimbursed to the Adviser under the Administration Agreement, and any interest expense and distributions paid on any issued and outstanding preferred shares, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Fund has not yet received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

The calculation of the Incentive Fee for each quarter is as follows:

(A)

No Incentive Fee shall be payable to the Adviser in any calendar quarter in which the Fund’s Pre-Incentive Fee Net Investment Income does not exceed the preferred return rate of 1.50% (6.00% annualized) (the “Preferred Return”) on net assets in any calendar quarter;

(B)

100% of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds the Preferred Return but is less than or equal to 1.667% in any calendar quarter (6.667% annualized) shall be payable to the Adviser. This portion of the Fund’s Pre-Incentive Fee Net Investment Income which exceeds the Preferred Return but is less than or equal to 1.667% is referred to as the “catch up.” The “catch-up” provision is intended to provide the Adviser with an incentive fee of 10.0% on all of the Fund’s Pre-Incentive Fee Net Investment Income when the Fund’s Pre-Incentive Fee Net Investment Income reaches 1.667% in any calendar quarter; and

(C)

10.0% of the amount of the Fund’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 1.667% in any calendar quarter (6.667% annualized) shall be payable to the Adviser once the Preferred Return and catch-up have been achieved (10.0% of all of the Fund’s Pre-Incentive Fee Net Investment Income thereafter shall be allocated to the Adviser).

4. Covenants of the Adviser.

The Adviser is registered as an investment adviser under the Advisers Act and covenants that it will maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5. Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Fund to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Fund’s portfolio, and constitutes the best net results for the Fund.

6. Other Activities of the Adviser.

The services of the Adviser to the Fund are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund, so long as its services to the Fund hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director or trustee of, or providing consulting services to, one or more of the Fund’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, interestholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, interestholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

7. Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Fund and acts as such in any business of the Fund, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8. Indemnification.

The Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser) shall not be liable to the Fund for any action taken or omitted to be taken by the Adviser or such other person in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings)) with respect to the receipt of compensation for services, and the Fund shall indemnify, defend and protect the Adviser (and its officers, managers, partners, members (and their members, including the owners of their members), agents, employees, controlling persons and any other person or entity affiliated with the Adviser, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Fund, to the extent such damages, liabilities, costs and expenses are not fully reimbursed by insurance, and to the extent that such indemnification would not be inconsistent with the laws of the State of Maryland or the Articles. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of any liability to the Company or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

9. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the date hereof (the “Effective Date”) and shall remain in effect for two years from the Effective Date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Fund’s directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, (i) by the vote of a majority of the outstanding voting securities of the Fund, (ii) by the vote of the Board, or (iii) by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11. Amendments.

This Agreement may be amended in writing by mutual consent of the parties hereto, subject to the provisions of the Investment Company Act and the Articles.

12. Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. This Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

FS CREDIT OPPORTUNITIES CORP.

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	President and Chief Executive Officer

FS GLOBAL ADVISOR, LLC

By:	/s/ Michael C. Forman
Name:	Michael C. Forman
Title:	Chief Executive Officer